Exhibit 99.1

June 24, 2021

BIONIK Laboratories Reports Fiscal 2021 Financial Results

TORONTO & BOSTON - BIONIK Laboratories Corp. (OTCQB:BNKL), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today reported financial results for its fourth quarter and fiscal year 2021, for the periods ended March 31, 2021.

“We are starting to see an uptick in commercial sales as we put fiscal 2021 behind us. The fourth quarter was our strongest quarter for fiscal 2021 as we are starting to see less impact from the COVID-19 pandemic with our clients. This growth is driven by our InMotion® robot sales in the U.S. as well as our InMotion Connect® digital solutions sales from one of our strategic partners. Also, BIONIK is continuing to pursue its solutions development by building a machine learning prototyping model, a first step to a machine learning platform, which leverages big data collected in real-time in the rehabilitation facilities using our products,” said Dr. Eric Dusseux, Chief Executive Officer, BIONIK.

Fourth Quarter and Recent Corporate Highlights:

●     Three units were shipped during the quarter.

●     Bionik implemented a machine learning prototype predictive model for the classification of the level of responsiveness of the InMotion® therapy outcomes. This solution was developed with Bitstrapped, a Toronto-based data engineering firm specializing in machine learning infrastructure through their partnership with Google Cloud Platform. This prototype enables BIONIK to continually train the model on InMotion Connect anonymized data collected in real-time in rehabilitation facilities and track improvements in performance.

●     On a GAAP basis, our operating expenses decreased $15.9 million or 92%, due to the impairment of our goodwill and other intangible assets that occurred in the fourth quarter of fiscal 2020.

●     On a non-GAAP basis, excluding the impairment and amortization of intangibles, fourth quarter operating expenses decreased by $1.9 million, or 60%, from the prior year period as we continue to drive our costs down from navigating the effects of the global pandemic.

●     The Small Business Administration (“SBA”) has allowed for forgiveness of the Company’s PPP Loan and interest for $0.5 million in May 2021.

Fourth Quarter Financial Results:

Fourth quarter total revenues decreased 50% to $0.5 million, compared with $0.9 million for the quarter ended March 31, 2020, driven by a reduction in the units sold in the fourth quarter ended March 31, 2021 as compared to the quarter ended March 31, 2020.

Fourth quarter gross profit decreased to $0.3 million, compared to $0.6 million for the quarter ended March 31, 2020. The decrease is due to the reduced number of units sold from the quarter ended March 31, 2021 as compared to the quarter ended March 31, 2020. The overall gross margin was up from 64.2% for the quarter ended March 31, 2020 to 72.5% for the quarter ended March 31, 2021.

Total operating expenses were $1.3 million in the fourth quarter of fiscal 2021 compared to $17.2 million in the prior year fourth quarter, a decrease of $15.9 million, or 92%. This decrease was primarily driven by the impairment charge to our intangible assets associated with a decrease in the fair value that occurred in the quarter ended March 31, 2020. On a non-GAAP basis, excluding the impairment and amortization of our intangibles, our operating expenses decreased $1.9 million, or 60%, primarily due to a reduction in personnel costs associated with reduced headcount due to the global pandemic as well as lower share-based compensation expense.

BIONIK recorded a net loss of $1.0 million, or ($0.20) per diluted share, compared to a net loss of $16.5 million, or ($3.23) per diluted share, in the same period for fiscal 2020. On a non-GAAP basis, excluding non-cash unrealized foreign exchange measurement gains and losses and impairment and amortization of intangibles, fourth quarter net loss was $1.0 million, or a loss of ($0.19) per diluted share, compared with a loss of $2.6 million, or a loss of ($0.51) per diluted share, in the same period for fiscal 2020.

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and two products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," “possible,” "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology.

Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of robotic rehabilitation products and other Company products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above.

Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward- looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the impact on the Company’s business as a result of the Covid-19 pandemic, the Company’s continued going concern qualification, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media Contact:

Ashley Willis
FischTank PR
ashley@fischtankpr.com

BIONIK Laboratories Corp.

Condensed Consolidated Balance Sheets

(Amounts expressed in US Dollars)

	March 31, 2021	March 31, 2020
	(Audited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$608,348	$2,269,747
Accounts receivable	451,905	846,964
Prepaid expenses and other current assets	1,680,557	1,632,555
Inventories	692,163	1,059,462
Due from related parties	--	17,840
Total current assets	3,432,973	5,826,568
Equipment, net	93,577	154,144
Intangible assets, net	976,551	1,449,924
Goodwill	4,282,984	11,085,984
Total assets	$8,786,085	$18,516,620

Liabilities and stockholders' equity
Current liabilities:
Accounts Payable	$454,809	$857,093
Accrued liabilities	760,026	1,647,656
PPP Loan	459,912	-
Demand Loans, current portion	2,152,334	2,078,833
Current portion of deferred revenue	268,083	200,437
Total Current Liabilities	4,095,164	4,784,019
Demand loans, net of current portion	1,105,974	-
Deferred revenue, net of current portion	303,917	415,626
Total liabilities	5,505,055	5,199,645
Total stockholders’ equity	3,281,030	13,316,975
Total liabilities and stockholders’ equity	$8,786,085	$18,516,620

BIONIK Laboratories Corp.

Condensed Consolidated Statements of Operations

(audited)

(Amounts expressed in U.S. Dollars)

	Three months ended March 31,		Twelve months ended March 31,
	2021	2020	2021	2020

Revenues, net	$462,732	$923,280	$1,193,430	$2,153,354
Cost of revenues	127,449	330,487	269,632	893,374
Gross Profit	335,283	592,793	923,798	1,259,980

Operating expenses
Sales and marketing	225,031	523,632	1,017,653	2,172,972
Research and development	278,397	1,165,461	1,491,747	3,889,461
General and administrative	698,440	1,139,741	3,750,457	4,580,046
Impairment of goodwill & intangible assets	--	13,922,831	7,182,053	13,922,831
Share-based comp expense	100,165	408,417	819,213	1,781,612
Total operating expenses	1,302,033	17,160,082	14,261,123	26,346,922

Loss from operations	(966,750)	(16,567,289)	(13,337,325)	(25,086,942)
Interest expense, net	139,713	9,429	405,279	181,914
Other (income), net	(71,586)	(33,499)	(122,147)	(252,359)
Total other expense (income)	68,127	(24,070)	283,132	(70,445)
Net loss	$(1,034,877)	$(16,543,219)	$(13,620,457)	$(25,016,497)
Loss per share - basic and diluted	$(0.20)	$(3.23)	$(2.66)	$(5.61)
Weighted average number of shares outstanding – basic and diluted	5,133,269	5,126,834	5,128,421	4,455,755

To supplement our consolidated financial statements presented in accordance with GAAP, BIONIK uses non-GAAP loss from operations, non-GAAP net loss and non-GAAP diluted net loss per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures included in this press release exclude costs associated with the amortization and impairment of intangible assets acquired, as well as unrealized foreign exchange gains or losses for the three months and year ended March 31, 2021 and 2020. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

BIONIK’s management believes that the non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding amortization, impairment and foreign exchange costs that may not be indicative of our core business operating results. BIONIK believes that both management and investors benefit from referring to the non-GAAP financial measures in assessing BIONIK’s performance and when planning, forecasting and analyzing future periods. BIONIK also believes that the non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in our financial and operational decision making. The non-GAAP Financial measures also facilitate management’s internal comparisons to BIONIK’s historical performance and our competitors’ operating results.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020
Loss from operations	$(966,750)	$(16,567,289)	$(13,337,325)	$(25,086,942)
Non-GAAP adjustments to loss from operations:
Costs associated with impairment of goodwill & intangibles	--	13,922,831	7,182,053	13,922,831
Costs associated with amortization of intangibles	23,580	69,315	94,321	277,258
Total Non-GAAP adjustments to loss from operations	23,580	13,992,146	7,276,374	14,200,089
Non-GAAP loss from operations	$(943,170)	$(2,575,143)	$(6,061,351)	$(10,886,853)

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020
Net loss	$(1,034,877)	$(16,543,219)	$(13,620,457)	$(25,016,497)
Non-GAAP adjustments to net loss:
Costs associated with impairment of goodwill & intangibles	--	13,922,831	7,182,053	13,922,831
Costs associated with amortization of intangibles	23,580	69,315	94,321	277,258
Unrealized foreign exchange loss (gain)	33,988	(41,350)	77,231	(152,194)
Total Non-GAAP adjustments to net loss	57,568	13,950,796	7,353,605	14,047,895
Non-GAAP net loss	$(977,309)	$(2,592,423)	$(6,266,852)	$(10,968,602)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2021	2020	2021	2020
Diluted net loss per share	$(0.20)	$(3.23)	$(2.66)	$(5.61)
Costs associated with impairment of goodwill & intangibles	--	2.72	1.40	3.12
Costs associated with amortization of intangibles	0.00	0.01	0.02	0.06
Unrealized foreign exchange loss (gain)	0.01	(0.01)	0.02	(0.03)
Total Non-GAAP adjustments to net loss	0.01	2.72	1.44	3.15
Non-GAAP diluted net loss per share	$(0.19)	$(0.51)	$(1.22)	$(2.46)
Weighted average shares used to compute GAAP diluted net loss per share	5,133,269	5,126,834	5,128,421	4,455,755
Weighted average shares used to compute Non-GAAP diluted net loss per share	5,133,269	5,126,834	5,128,421	4,455,755